Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-effective Amendment No. 3 to the Registration Statement (Form S-1 on Form S-3, No. 333-191238) and related Prospectus of Intra-Cellular Therapies, Inc. for the registration of 20,982,902 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the consolidated financial statements of Intra-Cellular Therapies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, VA
May 14, 2014